EXHIBIT 4.4

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW HAS BECOME EFFECTIVE WITH RESPECT THERETO, OR (2) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT OR APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

CONVERTIBLE PROMISSORY NOTE

$ 2,500,000.00	SEPTEMBER 15, 2023

FOR VALUE RECEIVED, Med-X, Inc., a Nevada corporation (the "Company"), promises to pay to Joseph Winograde, ("Holder"), the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the “Principal Sum”) as evidenced by this Convertible Promissory Note (the “Note”) on the date that the Company’s common stock is listed for public trading on the Nasdaq Capital Market via an Initial Public Offering (the “Maturity Date”). This Note is subject to the following terms and conditions:

1. Payments. At the Maturity Date, the entire principal amount of this Note (the “Conversion Amount”) will automatically be converted in full to unregistered, restricted shares of Med-X, Inc. common stock; $0.001 par value per share, at the initial selling price of the Company’s Initial Public Offering (“IPO”). The Holder shall receive the number of unregistered, restricted shares of common stock obtained by dividing the Conversion Amount by the price of a share of the Company’s Common Stock offered to the public (the “Public Offering Price”) as set out in the IPO (the “Conversion Shares”). For illustration purposes only, $2,500,000 divided by $5.00 = 500,000 shares

2. Interest. This Note shall bear 4% annual interest. Interest shall accrue from the date hereof and shall continue to accrue on the outstanding principal balance of this Note until converted. Except as expressly provided herein, all payments of principal and interest by Buyer under this Note shall be made in United States dollars in immediately available funds to an account specified by Holder.

3. Conversion.

(a) Right to Convert. The Conversion Amount shall be automatically convertible, at the Maturity Date, at the Public Offering Price into the Conversion Shares. The holder of Note “Joseph Winograde” has, or will, agree with the Company’s underwriter to a lock-up of the Conversion Shares for a six (6) month period and to have the Conversion Shares held in escrow for the lock-up period. In order for the conversion to be effected, the Company’s Common Stock must be listed for public trading on the Nasdaq Capital Market. In the event that the Common Stock is not trading on the market within 90 days of the date of this Note, the parties shall cancel this Note, terminate their Share Purchase Agreement and return or void any shares transferred unless they otherwise determine to keep such agreements in effect.

(b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any Holder shall be entitled to the shares of Common Stock pursuant to Paragraph 3(a), such Holder shall surrender the Note at the office of the Company or of any transfer agent for such Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Note. Upon the IPO and conversion of this Note, the Company shall hold the Conversion Shares in escrow for the six-month lock-up period. The Company shall, as soon as practicable thereafter, issue and deliver to such address as the Holder may direct, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled. Upon conversion or delivery of the Conversion Shares, the Holder covenants to execute all documents in furtherance of the conversion as may reasonably be requested by the Company, including but not limited to subscription documents for the Common Stock.

(c) Adjustments for Reorganizations, Mergers, Reclassifications or Similar Events. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, merger, reclassification or otherwise, then the Note shall thereafter be convertible into the number of shares of common capital stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of the Note shall have been entitled upon such reorganization, merger, reclassification or other event.

4. Reservation of Securities. The Company shall reserve, so long as this Note is outstanding, such securities as the Holder is entitled to receive upon conversion of this Note into Common Stock.

5. Default. Any of the following shall constitute a default by Company hereunder:

•	The failure of the Company to make any payment of principal required hereunder within 10 days of the due date for such payment, as it may properly be extended pursuant to the terms of this Note; or

•

The failure of the Company to fully perform any other material covenants and agreements under this Note and continuance of such failure for a period of 10 days after written notice of the default by Holder to Company.

•	The failure of the Company to convert the Note or allow conversion of the Note as called for herein.

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6. Upon the occurrence of a default hereunder, Holder may, at its option, declare immediately due and payable the entire unpaid principal sum of the Note together with all accrued and unpaid interest owing at the time of such declaration pursuant to this Note. The outstanding defaulted amount will bear interest at the same rate as this Note. If an Event of Default occurs, Buyer shall pay to Holder the reasonable attorneys’ fees and disbursements and all other reasonable out-of-pocket costs incurred by Holder in order to collect amounts due and owing under this Note or otherwise to enforce Holder’s rights and remedies hereunder. General. Principal of this Note shall be payable in lawful Common Stock that holds the same equity as currency or dollars of the United States of America. If a payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding Business Day. The Company agrees to pay all costs and expenses (including without limitation reasonable attorney's fees) incurred by Holder in connection with the enforcement of this Convertible Note. The Company hereby waives presentment, demand for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, and any and all other notices and demands in connection with the delivery, acceptance, performance, default, or enforcement of this Convertible Note. In the event any one or more of the provisions of this Convertible Note shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Convertible Note and the remaining provisions of this Note shall remain in full force and effect. This Convertible Note is payable in, and shall be governed by the laws of, the State of California. This Convertible Note, and the obligations of the Company hereunder, shall be binding upon the Company, and shall inure to the benefit of the Holders, and their respective heirs, executors, administrators, successors and assigns. This Note may be executed in any number of counterparts, and transmitted electronically via email/PDF, each of which shall be deemed to be an original and all of which together shall constitute a single agreement.

7. No Shareholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person (a) the right to vote or to consent or to receive notice as a shareholder with respect to meetings of shareholders of the Company or for any other matters on which shareholders are entitled to vote or receive notice, or (b) any other rights as a shareholder of the Company, and (c) no dividends shall be payable or accrued with respect to Common Capital Stock into which this Note is convertible, in all cases until, and only to the extent that, this Note shall have been converted into Common Stock as provided in this Note.

8. Governing Law and Venue. This Note, including all matters of construction, validity and performance, shall in all respects be governed by, and construed in accordance with, the laws of the State of California and that the venue for filing any legal action shall be in California courts.

9. Successors and Assigns. The terms of this Note shall be binding on, and inure to the benefit of, the parties hereto and their respective successors and assigns.

10. Entire Agreement. This Note embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered via electronic mail in pdf format, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, Company has caused this Note to be signed in its name effective as of the date first above written.

MED-X, INC. a Nevada corporation

By
Matthew Mills
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Joseph Winograde

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